Exhibit 107

Calculation of Filing Fee Tables

AMENDMENT NO. 6 TO

F-1
(Form Type)

Junee Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees To Be Paid
Fees Previously Paid	Equity	Ordinary Shares	457(o)	3,571,429	(2)	$6.00	$21,428,574	.0000927	$1986.43
	Equity	Ordinary Shares	457(o)	1,428,571	(3)	$6.00	$8,571,426	.0000927	$794.57
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$30,000,000		$2781.00
	Total Fees Previously Paid								$2781.00
	Total Fee Offsets								$0.00
	Net Fee Due								$0.00

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416 under the Securities Act, we are also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)	Reflects the ordinary shares registered for resale by the selling shareholders identified herein.